Exhibit 99.1

Zynex Announces 2017 Fourth Quarter Earnings

•	Revenue grew 178% year over year to $8.1 million

•	Net income of $3.3 million increased 1,482% year over year; EPS $0.10

•	Adjusted EBITDA of $3.9 million increased 481% year over year

•	Sixth consecutive quarter of net income, 81% gross margin and 44% operating margin

ENGLEWOOD, CO – February 28, 2018 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its fourth quarter ended December 31, 2017.

President and CEO Commentary:

Thomas Sandgaard, CEO commented: “I am pleased to report net income of $3.3 million in the fourth quarter which continues our trend of bottom line improvement. Our revenue grew to $8.1 million, an increase of 19% compared to the third quarter and 178% above the fourth quarter of last year. Our gross profit margin increased to 81% versus 76% in Q4-2016. I am particularly satisfied with our Adjusted EBITDA for the full year of $9.5 million.

We currently estimate our first quarter revenue to range between $6.5 and $7.0 million with Adjusted EBITDA between $2.0 and $2.5 million. First quarter revenue is historically affected by health insurance deductibles not being met in the beginning of the year. The revenue estimate is approximately 89% to 104% above last year’s first quarter revenue of $3.4 million.

Our flagship product, the NexWave, is an important technology for physicians to prescribe in today’s opioid crisis, allowing patients with debilitating pain access to prescription strength pain relief without side effects. In many cases, our NexWave device should be prescribed as a first-line-of-defense before prescribing medications such as opioids. I am dedicated to promote our technology in order to minimize addiction and other side effects from prescription opioids.”

Fourth Quarter Financial Results Summary:

The Company reported net revenue of $8.1 million, a 178% increase over Q4-2016 and a 19% increase compared to Q3-2017. For the year ended December 31, 2017, total revenue increased 76% to $23.4 million from $13.3 million for the year ended December 31, 2016.

Gross margins were 81% in the fourth quarter of 2017 compared to 76% last year. Gross margins for the year ended December 31, 2017 increased to 79% from 74% in 2016.

Net income grew 1,482% to $3.3 million in the fourth quarter of 2017, compared to $0.2 million last year. For the year ended December 31, 2017, net income grew 10,521% to $7.4 million from $69,000 in 2016.

Adjusted EBITDA grew 481% to $3.9 million in the fourth quarter of 2017 compared to $0.7 million last year. For the year ended December 31, 2017, Adjusted EBITDA grew 657% to $9.5 million from $1.3 million in 2016.

The Company generated $8.3 million of cash from operations during 2017, an increase of 367% compared to $1.8 million in 2016. As of December 31, 2017, the Company had working capital of $4.4 million compared to a deficit of $4.3 million at December 31, 2016.

Webcast Details: Wednesday, February 28, 2018 at 9:00 a.m. MT – 11:00 a.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/24778

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force our ability to up-list to a larger exchange and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Contact: Zynex, Inc. (303) 703-4906

Investor Relations Contact:
Amato And Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$5,565	$247
Accounts receivable, net	2,185	3,028
Inventory, net	423	107
Prepaid expenses	198	40
Total current assets	8,371	3,422

Property and equipment, net	188	580
Deposits	370	55
Amortizable intangible assets, net	-	34
Total assets	$8,929	$4,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$-	$2,771
Current portion of unsecured subordinated promissory notes	231	-
Current portion of capital leases	123	118
Accounts payable and accrued expenses	2,243	3,244
Accrued payroll and related taxes	538	732
Deferred insurance reimbursement	880	880
Total current liabilities	4,015	7,745
Long-term liabilities:
Capital leases, less current portion	-	136
Warranty liability	12	12
Total liabilities	4,027	7,893

Stockholders' equity:
Preferred stock	-	-
Common stock	33	31
Additional paid-in capital	7,612	6,032
Treasury stock, at cost	(243)	-
Accumulated deficit	(2,411)	(9,776)
Total Zynex, Inc. stockholders' equity (deficit)	4,991	(3,713)
Non-controlling interest	(89)	(89)
Total stockholders' equity (deficit)	4,902	(3,802)
Total liabilities and stockholders' equity	$8,929	$4,091

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
NET REVENUE
Product devices	2,113	2,196	8,755	9,032
Product supplies	6,021	726	14,677	4,281
Total revenue	8,134	2,922	23,432	13,313

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - rental, product & supply	1,529	712	4,819	3,517
Selling, general and administrative expense	3,013	1,692	9,669	9,156
Total costs of revenue and operating expenses	4,542	2,404	14,488	12,673

Income (loss) from operations	3,592	518	8,944	640

Other income (expense)
Interest income	-	(204)	-	(204)
Interest expense	(244)	(91)	(1,450)	(352)
Other income (expense), net	(244)	(295)	(1,450)	(556)

Income from operations before income taxes	3,348	223	7,494	84
Income tax expense	40	15	129	15
Net Income (loss)	3,308	208	7,365	69
Plus: Net loss - noncontrolling interest	-	-	-	-
Net income (loss) - attributable to Zynex, Inc.	3,308	208	7,365	69

Net income (loss) per share attributable to Zynex, Inc.:
Basic	$0.10	$0.01	$0.23	$0.00

Diluted	$0.10	$0.01	$0.22	$0.00

Weighted average basic shares outstanding	32,831	31,271	32,156	31,271
Weighted average diluted shares outstanding	34,414	31,271	33,196	31,271

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA:
Net income	$3,308	$208	$7,365	$69
Depreciation and Amortization	37	135	286	435
Stock-based compensation expense	249	14	295	185
Interest expense and other (benefit), net	244	295	1,450	556
Income tax expense (benefit)	40	15	129	15
Adjusted EBITDA	$3,878	$667	$9,525	$1,260
	48%	23%	41%	9%